Exhibit 99.1
NEWS RELEASE
Contact:	William J. Small
Chairman, President and CEO
(419) 782-5015
bsmall@first-fed.com

For Immediate Release

FIRST DEFIANCE ANNOUNCES 2006
THIRD QUARTER EARNINGS

DEFIANCE, OHIO (October 16, 2006) - First Defiance Financial Corp. (NASDAQ: FDEF) today announced that net income for its third fiscal quarter ended September 30, 2006 totaled $3.82 million, or $0.53 per diluted share, compared to $3.63 million or $0.50 per diluted share for the third quarter ended September 30, 2005. The 2005 quarterly results include $97,000 of expenses related to the 2005 acquisitions of ComBanc, Inc. (“ComBanc”) and the Genoa Savings and Loan Company (“Genoa”). Core operating results, which exclude the after tax impact of such acquisition-related costs, were $3.69 million or $0.51 per diluted share for the third quarter of 2005.

For the nine months ended September 30, 2006 First Defiance had net income of $11.6 million or $1.62 per diluted share compared to $8.5 million or $1.20 per diluted share for the first nine months of 2005. Excluding acquisition-related charges of $3.5 million recorded in conjunction with the Genoa and Combanc acquisitions, earnings for the first nine months of 2005 were $10.8 million or $1.52 per diluted share.

“Our third quarter results were solid but they also illustrate the challenges the banking industry is facing,” said William J. Small, Chairman, President and Chief Executive Officer of First Defiance. “As expected, our net interest margin declined 10 basis points this quarter from the second quarter, to 3.59%. This margin decline has resulted in a level of net interest income that is essentially flat between the 2005 and 2006 third quarter periods. Increases in our non-interest income of more than 25% over last year’s third quarter have helped to offset the impact of the margin compression.”

Net Interest Income Unchanged Despite Margin Reduction
Net interest income for both of the quarters ended September 30, 2006 and September 30, 2005 was $12.2 million. Average interest earning assets increased by $88.6 million to $1.36 billion for the quarter ended September 30, 2006 from $1.28 billion for the same three month period in 2005. During those same periods, average interest-bearing liabilities increased by $83.2 million (to $1.25 billion for the 2006 third quarter from $1.16 billion for the 2005 period). However, the yields on those interest-earning assets increased by .80% (from 6.25% for the quarter ended September 30, 2005 to 7.05% for the three month period ended September 30, 2006) while the cost of interest-bearing liabilities was up 1.15% period-over-period (from 2.63% in the 2005 third quarter to 3.78% in 2006).

Net interest margin for the quarter ended September 30, 2006 was 3.59%, a 26 basis point decline from the 2005 third quarter margin of 3.85% and a 10 basis point drop from the 2006 second quarter margin of 3.69%. The interest-rate spread dropped to 3.27% in the 2006 third quarter from 3.62% in the same period in 2005 and from 3.39% in the 2006 second quarter.

“Margin pressure continues to be a huge challenge that we’ll face for at least the rest of the year because our funding costs tend to lag the repricing of our loans,” said Mr. Small. “For example, in the just completed quarter, our average loan rates were up 19 basis points while the average interest-bearing deposit rate jumped by 35 basis points. This situation will continue as our certificate of deposit portfolio, which is substantial, will continue to price up for the next several months as the rates on maturing CDs are below current rate levels. We don’t think loan rates will move up much higher than the levels they’re at today. As a result, I think the margin for the fourth quarter will probably be somewhere around 3.50%.”

Provision for Loan Losses in Line, Non-Performing Loans Increased
Non-performing assets increased to $10.0 million at September 30, 2006 from $8.9 million at June 30, 2006 and $5.4 million at December 31, 2005. The increase in the third quarter was due to a number of relatively small individual loans falling 90 days delinquent as of September 30. Management is monitoring the status of all past due loans and believes the allowance for loan losses is sufficient to cover any potential losses associated with those loans.

The loan loss provision recorded in the 2006 third quarter totaled $373,000, a slight increase over the 2005 third quarter provision of $368,000. The allowance for loan losses at September 30, 2006 totaled $14.3 million, an increase of $59,000 over the balance at June 30, 2006. Total net charge-offs in the 2006 third quarter were $314,000 compared to $204,000 in the 2005 third quarter.

“On an annualized basis, our charge-offs were 0.10% of average loans, which is consistent with our recent experience and which remains low compared to Federal Deposit Insurance Corporation (“FDIC”) published statistics,” said Mr. Small. “While I ‘m not pleased that our level of non-performing assets has increased over the last six months, I am confident that our allowance for loan losses is adequate and that our credit monitoring and collection efforts are appropriate. While the process of working out of some of these credit situations can be time-consuming, we expect to see gradual improvement in the level of non-performing assets over the next several quarters.”

Fee Income Improvement Continues
Total non-interest income increased by $1.1 million to $5.1 million in the 2006 third quarter, compared with $4.0 million in the same period in 2005, an increase of 26.0%. The vast majority of the increase is due to fees charged to checking account customers for an overdraft privilege product that was implemented in March of 2006. Checking overdraft income has increased by $972,000 between the third quarter of 2005 and the third quarter of 2006. The 2006 third quarter non-interest income also included a pre-tax gain of $115,000 related to First Federal Bank’s former facility on Woodlawn Avenue in Napoleon, Ohio which was sold in September

2006. The branch that previously occupied that facility was relocated to a higher traffic area in the Napoleon market during the 2006 second quarter.

“Non-interest income growth continues to be vital to our success,” said Mr. Small, “This is even more evident because of the margin pressure we’re experiencing. The overdraft privilege product has exceeded all expectations and we are continuing to explore other ways to enhance non-interest income in order to decrease our dependence on net-interest margin.”

Non-Interest Expenses Up Due to Growth
Non-interest expense increased to $11.1 million for the 2006 third quarter compared to $10.5 million for the same period in 2005. The 2005 amount included $97,000 of acquisition-related charges. Excluding those items, non-interest expense increased by $692,000, or 6.7% between the 2005 and 2006 third quarters. Compensation and benefits increased by $153,000, or 2.5%. Other significant expense increases between the 2005 and 2006 third quarters include data processing costs (up $90,000), printing and office supplies (up $68,000), advertising (up $49,000) and audit and examination fees (up $42,000). The majority of these expense increases relate to the Company’s overall growth initiatives. Also, First Defiance incurred $108,000 of fees in the 2006 third quarter to the overdraft privilege vendor, a new item in 2006. Such fees will be paid for a two-year period which ends in March 2008. In addition, bad-check charges, which are due primarily to risks associated with the overdraft privilege program, were up by $81,000 in the 2006 third quarter compared to the third quarter of 2005.

Year-To-Date Results
For the nine-month period ended September 30, 2006, net interest income totaled $36.8 million, a $2.1 million increase from the first nine months of 2005. The net interest margin for the year-to-date period ended September 30, 2006 was 3.71%, down 14 basis points from the 3.85% margin realized in the same nine-month period in 2005.

The provision for loan losses for the nine month period ended September 30, 2006 was $1.4 million, a $374,000 increase from the 2005 provision of $1.1 million for the first nine months. The year-to-date increase was primarily the result of a higher level of provision expense recorded in the 2006 second quarter in response to a specific credit going into foreclosure.

Non-interest income for the first nine months of 2006 was $14.7 million compared to $12.2 million during the same period of 2005. The increase is especially significant considering that the 2005 amounts include securities gains of $1.2 million. The 2006 results include the second-quarter non-recurring gain of $400,000 from the sale of the Company’s credit card portfolio, along with the $115,000 gain from the sale of the Woodlawn Avenue branch facility recorded in the third quarter. Most of the increase is in service fees and other charges, which are at $6.7 million for the first nine months of 2006 compared to $4.0 million during the same period in 2005. In addition to the increase in service fees, attributable primarily to the implementation of the overdraft privilege product, insurance and investment sales commission income increased by $414,000 between 2005 and 2006.

Non-interest expense declined to $32.6 million for the first nine months of 2006 from $33.3 million in 2005. However, excluding $3.5 million of acquisition related charges recorded in the first nine months of 2005, non-interest expenses were up by $2.8 million, or 9.5%. Compensation and benefits increased by $674,000 year over year, to $18.3 million for the first nine months of 2006 from $17.6 million in the same period in 2005. Other significant increases in non-interest expense included occupancy costs (up $369,000 to $3.8 million), data processing costs (up $356,000 to $2.8 million), advertising costs (up $254,000 to $998,000), audit and examination fees (up $154,000 to $667,000), and postage costs (up $139,000 to $540,000). The increases in compensation and occupancy are generally due to the fact that 2005 included less than six full months of operations related to the Genoa acquisition which closed early in the 2005 second quarter. Also $252,000 in expense associated with the overdraft privilege product (a new expense item) were recorded through September 30, 2006, and the expense for charge-offs of bad checks and overdrawn checking accounts increased by $115,000 to $255,000 in 2006 due to the overdraft privilege product.

Total Assets Exceed $1.5 Billion
Total assets increased to $1.525 billion at September 30, 2006, an increase from $1.46 billion at December 31, 2005. Net loans receivable (excluding loans available for sale) were $1.22 billion at September 30, 2006 compared to $1.16 billion at December 31, 2005. Deposits over that time period increased to $1.13 billion at September 30, 2006 from $1.07 billion at December 31, 2005. Retail deposits (excluding brokered Certificates of Deposit) at September 30, 2006 were $1.09 billion compared to $1.03 billion at December 31, 2005. Total shareholders’ equity increased to $158.2 million at September 30, 2006 compared to $151.2 million at the end of 2005. Also at September 30, 2006, goodwill and other intangible assets totaled $38.7 million compared to $39.2 million at December 31, 2005.

“Core deposit and fee income growth are two areas that are critical to our success, and we are making steady progress in both areas,” stated Mr. Small. “We are very excited about some upcoming initiatives in the non-interest checking area that should help bolster our commercial checking balances. At the same time, we are also seeing continued growth in our fee income and we believe that there are additional opportunities in that area as well.”

“We also remain focused on improving our asset quality ratios,” continued Mr. Small. “We are not satisfied with the recent increase in our non-performing asset totals and while I believe we have more than adequate allowances for these loans, it will take effort on the part of our loan and credit department staff to improve these ratios to our satisfaction.”

Conference Call
First Defiance Financial Corp. will host a conference call at 11:00 a.m. (EDT) on Tuesday, October 17, 2006 to discuss the earnings results and business trends. The conference call may be accessed by calling 877-407-0782. The conference identification number for the call is 215477 Participants should be prepared to provide the conference identification number to join the call.

Internet access to the call is also available (in listen-only mode) at the following Web address: http://www.vcall.com/IC/CEPage.asp?ID=109554

The audio replay of the Internet Webcast will be available at www.fdef.com until Thursday, November 30, 2006.

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 26 full service branches and 36 ATM locations in northwest Ohio. First Insurance & Investments is the largest property and casualty insurance agency in the Defiance, Ohio area, also specializing in life and group health insurance and financial planning.

For more information, visit the company’s Web site at www.fdef.com.

-Financial Statements and Highlights Follow-

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: future movements of interest rates and particularly 10-year Treasury notes, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a rising interest rate environment, the ability to sustain credit quality ratios at current or improved levels, the ability to sell REO properties, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. One or more of these factors have affected or could in the future affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Consolidated Balance Sheets
First Defiance Financial Corp.

	September 30,	December 31,	September 30,
(in thousands)	2006	2005	2005

Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$41,742	$44,066	$36,447
Interest-bearing deposits	-	5,190	3,587
	41,742	49,256	40,034
Securities
Available-for sale, carried at fair value	118,429	113,079	113,664
Held-to-maturity, carried at amortized cost	1,588	1,775	1,939
	120,017	114,854	115,603

Loans	1,236,712	1,178,154	1,145,413
Allowance for loan losses	(14,298)	(13,673)	(13,624)
Loans, net	1,222,414	1,164,481	1,131,789
Loans held for sale	3,669	5,282	8,153
Mortgage servicing rights	5,430	5,063	4,924
Accrued interest receivable	7,430	6,207	6,037
Federal Home Loan Bank stock and other interest-bearing assets	18,309	17,544	17,293
Bank Owned Life Insurance	25,076	24,346	19,122
Office properties and equipment	34,893	32,429	32,283
Real estate and other assets held for sale	3,026	404	170
Goodwill	35,124	35,084	35,345
Core deposit and other intangibles	3,577	4,117	4,134
Other assets	3,972	2,015	2,690
Total Assets	$1,524,679	$1,461,082	$1,417,577

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$102,664	$103,498	$92,720
Interest-bearing deposits	1,027,862	966,003	978,337
Total deposits	1,130,526	1,069,501	1,071,057
Advances from Federal Home Loan Bank	176,442	180,960	164,051
Notes payable and other interest-bearing liabilities	23,607	25,748	21,192
Subordinated debentures	20,619	20,619	-
Advance payments by borrowers for tax and insurance	393	605	411
Deferred taxes	1,050	795	1,201
Other liabilities	13,887	11,638	10,381
Total liabilities	1,366,524	1,309,866	1,268,293
Stockholders’ Equity
Preferred stock	-	-	-
Common stock, net	117	117	118
Additional paid-in-capital	110,147	108,628	108,362
Stock acquired by ESOP	(627)	(1,053)	(1,053)
Deferred compensation	(2)	(2)	(3)
Accumulated other comprehensive income (loss)	(67)	(22)	254
Retained earnings	117,912	112,041	110,355
Treasury stock, at cost	(69,325)	(68,493)	(68,749)
Total stockholders’ equity	158,155	151,216	149,284
Total liabilities and stockholders’ equity	$1,524,679	$1,461,082	$1,417,577

Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2006	2005	2006	2005
Interest Income:
Loans	$22,341	$18,395	$63,605	$50,203
Investment securities	1,482	1,255	4,240	3,979
Interest-bearing deposits	7	72	145	277
FHLB stock dividends	262	210	765	579
Total interest income	24,092	19,932	68,755	55,038
Interest Expense:
Deposits	9,140	5,539	23,835	14,395
FHLB advances and other	2,256	2,059	6,778	5,650
Subordinated debentures	343	-	962	-
Notes Payable	144	117	403	313
Total interest expense	11,883	7,715	31,978	20,358
Net interest income	12,209	12,217	36,777	34,680
Provision for loan losses	373	368	1,438	1,064
Net interest income after provision for loan losses	11,836	11,849	35,339	33,616
Non-interest Income:
Service fees and other charges	2,580	1,511	6,658	4,023
Mortgage banking income	923	1,087	2,544	2,471
Gain on sale of non-mortgage loans	63	-	500	-
Gain on sale of securities	-	86	-	1,222
Insurance and investment sales commissions	981	966	3,643	3,229
Trust income	76	91	232	229
Income from Bank Owned Life Insurance	250	184	730	541
Other non-interest income	187	91	395	444
Total Non-interest Income	5,060	4,016	14,702	12,159
Non-interest Expense:
Compensation and benefits	6,211	6,058	18,251	17,577
Occupancy	1,278	1,197	3,793	3,424
State franchise tax	331	290	995	865
Acquisition related charges	-	97	-	3,457
Data processing	903	813	2,760	2,404
Amortization of intangibles	180	214	539	541
Other non-interest expense	2,188	1,827	6,291	4,992
Total Non-interest Expense	11,091	10,496	32,629	33,260
Income before income taxes	5,805	5,369	17,412	12,515
Income taxes	1,982	1,742	5,785	3,989
Net income	$3,823	$3,627	$11,627	$8,526

Earnings per share:
Basic	$0.54	$0.52	$1.66	$1.25
Diluted	$0.53	$0.50	$1.62	$1.20

Core operating earnings per share*:
Basic	$0.54	$0.53	$1.66	$1.58
Diluted	$0.53	$0.51	$1.62	$1.52

Average Shares Outstanding:
Basic	7,032	6,966	7,020	6,835
Diluted	7,146	7,213	7,161	7,091

* - See Non-GAAP Disclosure Reconciliations

Financial Summary and Comparison
First Defiance Financial Corp.
	Three months ended or at			Nine months ended
	September 30,			September 30,
(dollars in thousands, except per share data)	2006	2005	% change	2006	2005	% change
Summary of Operations

Tax-equivalent interest income (1)	24,240	20,079	20.7	69,202	55,516	24.7
Interest expense	11,883	7,715	54.0	31,978	20,358	57.1
Tax-equivalent net interest income (1)	12,357	12,364	(0.1)	37,224	35,158	5.9
Provision for loan losses	373	368	1.4	1,438	1,064	35.2
Tax-equivalent NII after provision for loan loss (1)	11,984	11,996	(0.1)	35,786	34,094	5.0
Securities gains	-	86	(100.0)	-	1,222	(100.0)
Non-interest income-excluding securities gains	5,060	3,930	28.8	14,702	10,937	34.4
Non-interest expense	11,091	10,496	5.7	32,629	33,260	(1.9)
Non-interest expense-excluding non-core charges	11,091	10,399	6.7	32,629	29,803	9.5
One time acquisition related charges	-	97	NM	-	3,457	NM
Income taxes	1,982	1,742	13.8	5,785	3,989	45.0
Net Income	3,823	3,627	5.4	11,627	8,526	36.4
Core operating earnings (2)	3,823	3,690	3.6	11,627	10,773	7.9
Tax equivalent adjustment (1)	148	147	0.7	447	478	(6.5)
At Period End
Assets	1,524,679	1,417,577	7.6
Earning assets	1,378,707	1,290,049	6.9
Loans	1,236,712	1,145,413	8.0
Allowance for loan losses	14,298	13,624	4.9
Deposits	1,130,526	1,071,057	5.6
Stockholders’ equity	158,155	149,284	5.9
Average Balances
Assets	1,512,644	1,411,424	7.2	1,488,779	1,343,078	10.8
Earning assets	1,363,714	1,275,117	6.9	1,342,146	1,221,714	9.9
Deposits and interest-bearing liabilities	1,340,020	1,250,513	7.2	1,319,138	1,190,503	10.8
Loans	1,225,456	1,136,526	7.8	1,204,142	1,069,943	12.5
Deposits	1,124,397	1,046,287	7.5	1,093,469	1,005,482	8.8
Stockholders’ equity	156,017	149,332	4.5	154,293	143,290	7.7
Stockholders’ equity / assets	10.31%	10.58%	(2.5)	10.36%	10.67%	(2.9)
Per Common Share Data
Net Income
Basic	$0.54	$0.52	3.8	$1.66	$1.25	32.8
Diluted	0.53	0.50	6.0	$1.62	1.20	35.0
Core operating earnings (2)
Basic	$0.54	$0.53	2.6	$1.66	$1.58	4.8
Diluted	$0.53	$0.51	4.9	$1.62	1.52	6.8
Dividends	0.24	0.22	9.1	0.72	0.66	9.1
Market Value:
High	$28.69	$31.44	(8.7)	$30.29	$31.44	(3.7)
Low	25.18	26.21	(3.9)	25.09	25.29	(0.8)
Close	28.53	27.43	4.0	28.53	27.43	4.0
Book Value	22.16	21.14	4.8	21.68	21.14	2.6
Tangible Book Value	16.74	15.55	7.7	16.22	15.55	4.3
Shares outstanding, end of period (000)	7,140	7,060	1.1	7,140	7,060	1.1
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.59%	3.85%	(6.7)	3.71%	3.85%	(3.7)
Return on average assets --GAAP	1.00%	1.03%	(2.7)	1.04%	0.85%	22.8
Return on average assets -- Core Operating	1.00%	1.05%	(4.4)	1.04%	1.07%	(2.4)
Return on average equity -- GAAP	9.72%	9.72%	0.0	10.08%	7.93%	27.1
Return on average equity -- Core Operating	9.72%	9.88%	(1.6)	10.08%	10.02%	0.6
Efficiency ratio (3) -- GAAP	63.68%	64.42%	(1.2)	62.84%	72.16%	(12.9)
Efficiency ratio (3) -- Core Operating	63.68%	63.82%	(0.2)	62.84%	64.66%	(2.8)
Effective tax rate	34.14%	32.45%	5.2	33.22%	31.87%	4.2
Dividend payout ratio (basic)	44.44%	42.31%	5.1	43.37%	52.80%	(17.9)
(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Core operating earnings = Net income plus after-tax effect of acquisition related and other one-time charges. See Non-GAAP Disclosure Reconciliation
(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.

NM Percentage change not meaningful

Non-GAAP Disclosure Reconciliations
First Defiance Financial Corp.

Core operating earnings are net income adjusted to exclude discontinued operations, merger, integration and restructuring expenses and the results of certain significant transactions not representative of ongoing operations.

	Three months ended		Nine months ended
	September 30,		September 30,
(dollars in thousands, except per share data)	2006	2005	2006	2005
Core Operating Earnings

Net Income	$3,823	$3,627	$11,627	$8,526

Acquisition related charges	-	97	-	3,457
Tax effect	-	(34)	-	(1,210)
After-tax non-operating items	-	63	-	2,247
Core operating earnings	$3,823	$3,690	$11,627	$10,773

Acquisition related charges in 2005 reflect charges associated with the acquisition of ComBanc, Inc. and Genoa Savings and Loan Company.

Core Operating earnings is used as the numerator to calculate core operating return on average assets, core operating return on average equity and core operating earnings per share. Additionally, non-operating items are deducted from non-interest expense in the numerator and non-interest income in the denominator of the core operating efficiency ratio disclosed in the tables. Comparable information on a GAAP basis is also provided in the tables.

Income from Mortgage Banking

Revenue from sales and servicing of mortgage loans consisted of the following:
	Three months ended		Nine months ended
	September 30,		September 30,
(dollars in thousands)	2006	2005	2006	2005

Gain from sale of mortgage loans	$688	$705	$1,808	$1,682
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	405	359	1,165	1,036
Amortization of mortgage servicing rights	(154)	(217)	(455)	(613)
Mortgage servicing rights valuation adjustments	(16)	240	26	366
	235	382	736	789
Total revenue from sale and servicing of mortgage loans	$923	$1,087	$2,544	$2,471

Yield Analysis
First Defiance Financial Corp.
	Three Months Ended September 30,
	2006			2005
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,225,456	$22,346	7.23%	$1,136,526	$18,402	6.42%
Securities	119,628	1,625	5.35%	113,832	1,395	4.91%
Interest Bearing Deposits	580	7	4.79%	7,674	72	3.72%
FHLB stock	18,050	262	5.76%	17,085	210	4.88%
Total interest-earning assets	1,363,714	24,240	7.05%	1,275,117	20,079	6.25%
Non-interest-earning assets	148,930			136,307
Total assets	$1,512,644			$1,411,424
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$1,030,433	$9,140	3.52%	$958,590	$5,539	2.29%
FHLB advances and other	175,255	2,256	5.11%	184,333	2,059	4.43%
Other Borrowings	19,749	144	2.89%	19,893	117	2.33%
Subordinated debentures	20,619	343	6.60%	-	-	0.00%
Total interest-bearing liabilities	1,246,056	11,883	3.78%	1,162,816	7,715	2.63%
Non-interest bearing deposits	93,964	-	-	87,697	-	-
Total including non-interest-bearing demand deposits	1,340,020	11,883	3.52%	1,250,513	7,715	2.45%
Other non-interest-bearing liabilities	16,607			11,579
Total liabilities	1,356,627			1,262,092
Stockholders' equity	156,017			149,332
Total liabilities and stockholders' equity	$1,512,644			$1,411,424
Net interest income; interest rate spread		$12,357	3.27%		$12,364	3.62%
Net interest margin (3)			3.59%			3.85%
Average interest-earning assets to average interest bearing liabilities			109%			110%

	Nine Months Ended September 30,
	2006			2005
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,204,142	$63,622	7.06%	$1,069,943	$50,220	6.28%
Securities	116,215	4,670	5.38%	124,091	4,440	4.85%
Interest Bearing Deposits	3,992	145	4.86%	11,643	277	3.18%
FHLB stock	17,797	765	5.75%	16,037	579	4.83%
Total interest-earning assets	1,342,146	69,202	6.89%	1,221,714	55,516	6.08%
Non-interest-earning assets	146,633			121,364
Total assets	$1,488,779			$1,343,078
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$999,977	$23,835	3.19%	$920,838	$14,395	2.09%
FHLB advances and other	185,826	6,778	4.88%	167,225	5,650	4.52%
Other Borrowings	19,224	403	2.80%	17,796	313	2.35%
Subordinated debentures	20,619	962	6.24%	-	-	0.00%
Total interest-bearing liabilities	1,225,646	31,978	3.49%	1,105,859	20,358	2.46%
Non-interest bearing deposits	93,492	-	-	84,644	-	-
Total including non-interest-bearing demand deposits	1,319,138	31,978	3.24%	1,190,503	20,358	2.29%
Other non-interest-bearing liabilities	15,348			9,285
Total liabilities	1,334,486			1,199,788
Stockholders' equity	154,293			143,290
Total liabilities and stockholders' equity	$1,488,779			$1,343,078
Net interest income; interest rate spread		$37,224	3.40%		$35,158	3.61%
Net interest margin (3)			3.71%			3.85%
Average interest-earning assets to average interest bearing liabilities			110%			110%

(1) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.

(2) Annualized
(3) Net interest margin is net interest income divided by average interest-earning assets.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006	4th Qtr 2005	3rd Qtr 2005
Summary of Operations
Tax-equivalent interest income (1)	$24,240	$23,107	$21,853	$21,283	$20,079
Interest expense	11,883	10,694	9,400	8,535	7,715
Tax-equivalent net interest income (1)	12,357	12,413	12,453	12,748	12,364
Provision for loan losses	373	683	383	378	368
Tax-equivalent NII after provision for loan losses (1)	11,984	11,730	12,070	12,370	11,996
Investment securities gains	-	-	-	-	86
Non-interest income (excluding securities gains/losses)	5,060	5,127	4,515	3,768	3,930
Non-interest expense	11,091	10,795	10,742	10,684	10,496
Acquisition and other non-core charges	-	-	-	20	97
Income taxes	1,982	1,955	1,848	1,864	1,742
Net income	3,823	3,953	3,851	3,444	3,627
Core operating earnings (2)	3,823	3,953	3,851	3,457	3,690
Tax equivalent adjustment (1)	148	154	144	146	147
At Period End
Total assets	$1,524,679	$1,514,666	$1,478,190	$1,461,082	$1,417,577
Earning assets	1,378,707	1,377,560	1,344,189	1,321,024	1,290,049
Loans	1,236,712	1,237,464	1,207,582	1,178,154	1,145,413
Allowance for loan losses	14,298	14,239	13,848	13,673	13,624
Deposits	1,130,526	1,110,750	1,081,795	1,069,501	1,071,057
Stockholders’ equity	158,155	154,312	154,045	151,216	149,284
Stockholders’ equity / assets	10.37%	10.19%	10.42%	10.35%	10.53%
Goodwill	35,124	35,124	35,084	35,084	35,345
Average Balances (3)
Total assets	$1,512,644	$1,494,535	$1,459,158	$1,429,953	$1,411,424
Earning assets	1,363,714	1,346,630	1,316,096	1,290,007	1,275,117
Deposits and interest-bearing liabilities	1,340,020	1,325,344	1,292,046	1,265,623	1,250,513
Loans	1,225,456	1,209,263	1,177,707	1,149,937	1,136,526
Deposits	1,124,397	1,090,331	1,065,677	1,058,660	1,046,287
Stockholders’ equity	156,017	154,260	152,602	150,063	149,332
Stockholders’ equity / assets	10.31%	10.32%	10.46%	10.49%	10.58%
Per Common Share Data
Net Income:
Basic	$0.54	$0.56	$0.55	$0.49	$0.52
Diluted	0.53	0.55	0.54	0.48	0.50
Core operating earnings (2)
Basic	$0.54	$0.56	$0.55	$0.49	$0.53
Diluted	0.53	0.55	0.54	0.48	0.51
Dividends	0.24	0.24	0.24	0.24	0.22
Market Value:
High	$28.69	$30.29	$28.88	$30.06	$31.44
Low	25.18	25.09	25.39	25.56	26.21
Close	28.53	26.35	26.34	27.09	27.43
Book Value	22.16	21.68	21.51	21.31	21.14
Shares outstanding, end of period (in thousands)	7,140	7,117	7,165	7,085	7,060
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.59%	3.69%	3.84%	3.92%	3.85%
Return on average assets -- GAAP	1.00%	1.06%	1.07%	0.96%	1.03%
Return on average assets -- Core operating	1.00%	1.06%	1.07%	0.96%	1.05%
Return on average equity -- GAAP	9.72%	10.28%	10.23%	9.11%	9.72%
Return on average equity -- Core operating	9.72%	10.28%	10.23%	9.14%	9.88%
Efficiency ratio (3) -- GAAP	63.68%	61.55%	63.31%	64.69%	64.42%
Efficiency ratio -- Core operating	63.68%	61.55%	63.31%	64.57%	63.82%
Effective tax rate	34.14%	33.09%	32.43%	35.12%	32.45%
Dividend payout ratio (basic)	44.44%	42.86%	43.64%	48.98%	42.31%
(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) See Non-GAAP Disclosure Reconciliation
(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006	4th Qtr 2005	3rd Qtr 2005
Loan Portfolio Composition
One to four family residential real estate	$260,028	$270,493	$268,380	$275,497	$272,283
Construction	16,578	19,912	18,462	21,173	22,434
Commercial real estate	568,346	549,345	544,342	551,983	524,305
Commercial	231,232	236,845	215,279	171,289	167,990
Consumer finance	46,969	49,593	52,530	55,297	57,018
Home equity and improvement	120,883	116,250	112,927	113,000	111,234
Total loans	1,244,036	1,242,438	1,211,920	1,188,239	1,155,264
Less:
Loans in process	6,118	9,111	7,443	8,782	8,601
Deferred loan origination fees	1,206	1,397	1,265	1,303	1,250
Allowance for loan loss	14,298	14,239	13,848	13,673	13,624
Net Loans	$1,222,414	$1,217,691	$1,189,364	$1,164,481	$1,131,789

Allowance for loan loss activity
Beginning allowance	$14,239	$13,848	$13,673	$13,624	$13,460
Provision for loan losses	373	683	383	378	368
Reserve from acquisitions					-
Reclassification between allowance for loan loss and
purchase loan discount on prior quarter acquisition
Credit loss charge-offs:
One to four family residential real estate	58	23	188	150	32
Commercial real estate	134	173	57	25	134
Commercial	85	13	17	55	65
Consumer finance	67	135	95	121	74
Home equity and improvement	48	21	32	25	-
Total charge-offs	392	365	389	376	305
Total recoveries	78	73	181	47	101
Net charge-offs (recoveries)	314	292	208	329	204
Ending allowance	$14,298	$14,239	$13,848	$13,673	$13,624

Credit Quality
Non-accrual loans	$6,934	$5,504	$3,856	$4,952	$6,720
Loans over 90 days past due and still accruing	-	-	-	-	-
Total non-performing loans (1)	6,934	5,504	3,856	4,952	6,720
Real estate owned (REO)	3,026	3,434	3,710	404	168
Total non-performing assets (1)	$9,960	$8,938	$7,566	$5,356	$6,888
Net charge-offs	314	292	208	329	204

Allowance for loan losses / loans	1.16%	1.16%	1.15%	1.16%	1.18%
Allowance for loan losses / non-performing assets	143.55%	159.31%	183.03%	255.28%	197.79%
Allowance for loan losses / non-performing loans	206.20%	258.70%	359.13%	276.11%	202.74%
Non-performing assets / loans plus REO	0.80%	0.72%	0.63%	0.45%	0.60%
Non-performing assets / total assets	0.66%	0.59%	0.51%	0.37%	0.49%
Net charge-offs / average loans (annualized)	0.10%	0.10%	0.07%	0.11%	0.07%

Deposit Balances
Non-interest-bearing demand deposits	$102,664	$95,468	$94,515	$103,498	$92,720
Interest-bearing demand deposits and money market	300,680	307,077	295,873	276,558	262,544
Savings deposits	73,518	76,603	80,826	82,766	88,994
Retail time deposits less than $100,000	469,939	442,915	437,609	408,384	424,607
Retail time deposits greater than $100,000	141,889	132,566	135,655	161,305	139,752
National/Brokered time deposits	41,836	56,121	37,317	36,990	62,440
Total deposits	$1,130,526	$1,110,750	$1,081,795	$1,069,501	$1,071,057

(1) Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.